Contact:

Todd Petruska
Burson-Marsteller
212-614-4704
todd.petruska@bm.com

                 Convera(R) Reports Fourth Quarter and Fiscal Year
                             2008 Financial Results

Vienna, Va., March 26, 2008 - Convera Corporation (NASDAQ: CNVR) - www.convera.com - a leading provider of vertical search services for publishers, today announced financial results for the three-month period and fiscal year ended January 31, 2008.

On August 9, 2007, the Company completed the sale of the assets of its RetrievalWare(R) enterprise search business to Fast RW Software for $23 million, including $18.1 million of cash, $4.0 million of restricted cash held in escrow and the assumption of approximately $0.9 million of liabilities related to the employees of the RetrievalWare business. The Company recognized a $17.9 million gain on this transaction.

All revenue and expenses reported for the RetrievalWare enterprise search business for the three-month and fiscal year periods ended January 31, 2008 and 2007 were reported as discontinued operations in the statement of operations. The assets and liabilities of the RetrievalWare enterprise search business are reported as "held for sale" on the January 31, 2007 balance sheet.

Revenue from continuing operations for the fourth quarter of fiscal 2008 totaled $280,000, an increase of $163,000 over the comparable year-ago period. Revenue from continuing operations for the fiscal year ended January 31, 2008 totaled $1,118,000, an increase of $849,000 over the prior year.

As of January 31, 2008, a total of 39 Excalibur supported vertical search sites from 24 different publishers are in production. There were three vertical search sites from a single publisher in production at January 31, 2007. Search activity from the Excalibur supported vertical sites increased from 7.8 million searches in the third quarter to 9.5 million in the 4th quarter.

As of today, a total of 45 Excalibur supported vertical search sites have been launched into production. With the sites currently in production and those in development, Convera is presently providing vertical search services to 30 different trade publishers. Patrick Condo, President and CEO of Convera, stated, "We are pleased with the progress we are making in acquiring customers, launching sites and increasing the traffic on our network. We expect to see the financial results of this effort evidenced in this next fiscal year as the impact of our efforts to increase revenue and decrease expenses becomes clear beginning in the first quarter of this fiscal year.

The loss from continuing operations for the three-month period ended January 31, 2008, was $7.2 million, or $0.13 per share, compared to a loss of $8.6 million, or $0.16 per share, for the comparable year-ago period. The net loss from continuing operations for the fiscal year January 31, 2008, was $27.0 million, or $0.51 per share, compared to a loss of $45.3 million, or $0.87 per share, for the comparable year-ago period.

The decreased loss reflects the decrease in staffing and Convera's efforts to discontinue non-strategic activities from streamlining actions taken during fiscal 2008. Convera expects further benefits from these actions in the coming quarters as a result of continued alignment of resources to pursue the publishing marketplace.

Income from discontinued operations was $166,000 or $0.00 per share for the three-month period ended January 31, 2008, compared to a net loss of $1.1 million or $0.02 per share for the comparable year-ago period. Net income from discontinued operations for the three months ended represents an adjustment to the gain recognized from the sale of RetrievalWare due to favorable finalization of the purchase price adjustment and other transaction related contingencies.

Income from discontinued operations for the fiscal year ended was $17.9 million or $0.34 per share, compared to net income of $456,000 or $0.01 per share in the comparable period of the prior fiscal year. Net income from discontinued operations for the fiscal year ended January 31, 2008, includes the $17.9 million gain recognized from the sale of the RetrievalWare business and $20,000 in income from operating this discontinued business.

Net loss for the three months ended January 31, 2008 was $7.0 million or $0.13 per share, which compares to a net loss of $9.7 million or $0.18 per share, for the comparable period of the prior year.

Net loss for the fiscal year ended January 31, 2008, which includes the $17.9 million gain recognized on the sale of the RetrievalWare business, was $ 9.1 million or $0.17 per share, which compares to a net loss of $44.8 million or $0.86 per share, for the comparable period of the prior year.

Cash and investments as of January 31, 2008, totaled $36.6 million. The attached financial information compares the results of operations for the three-months and fiscal year ended January 31, 2008, to the same periods in 2007, and the balance sheet as of January 31, 2008 and 2007.

The condensed, consolidated statements of operations for the Company for the three months ended January 31, 2008 and 2007 appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of U.S. dollars.


                                        Three Months Ended
                                            January 31,
                      ----------------------------------------------------------
                                         2008                         2007
                                        ======                       ======
Continuing Operations:               (unaudited)                  (unaudited)
    Revenues:
    Hosted services             $            280             $            117

    Operating Expenses:
    Cost of revenue - hosted services      3,199                        2,021
    Sales and marketing                      896                        1,035
    Research and product development       1,076                        2,560
    General and administrative             2,026                        3,698
    Amortization of capitalized software       -                            -
    development costs                          -                            -
    Impairment of long lived assets          603                            -
                                       ----------                  ----------
    Total Expense                          7,800                        9,314
                                       ----------                  ----------
    Operating loss                       (7,520)                      (9,197)

    Interest income , net                    364                          602
                                       ----------                  ----------
    Loss from continuing operations $    (7,156)            $        (8,595)
                                       ----------                  ----------

Discontinued Operations:
    Loss from discontinued
    operations                                 -                      (1,142)

    Gain on sale of discontinued
    operation                                166                            -
                                       ----------                  ----------
    Income (loss) from discontinued
    operations                               166                     (1,142)
                                       ----------                  ----------
    Net Loss                   $         (6,990)             $        (9,737)
                                      ============                 ============

    Earning (loss) per share - basic
    & diluted

    Continuing operations      $          (0.13)             $         (0.16)
    Discontinued operations                 0.00                       (0.02)
                                       ----------                  ----------
                               $          (0.13)             $         (0.18)
                                       ----------                  ----------

Weighted average number of common
   shares outstanding - basic
   and diluted                            53,280                       52,810
                                      ============                 ============

The condensed, consolidated statements of operations for the Company for the fiscal years ended January 31, 2008 and 2007 appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of U.S. dollars.


                                         Fiscal Year Ended
                                            January 31,
                      ----------------------------------------------------------
                                            2008                         2007
                                           ======                       ======
Continuing Operations:
    Revenues:
    Hosted services             $          1,118             $            269

    Operating Expenses:
    Cost of revenue - hosted services      9,660                        8,138
    Sales and marketing                    3,880                        4,386
    Research and product development       4,652                       11,010
    General and administrative            11,179                       14,833
    Amortization of capitalized software       -                            -
    development costs                          -                        3,045
    Impairment of long lived assets          603                        6,407
                                       ----------                  ----------
    Total Expense                         29,974                       47,819
                                       ----------                  ----------
    Operating loss                      (28,856)                     (47,550)

    Interest income , net                  1,815                        2,267
                                       ----------                  ----------
    Loss from continuing operations  $  (27,041)            $       (45,283)
                                       ----------                  ----------

Discontinued Operations:
    Income from discontinued
    operations                                20                          456
    Gain on sale of discontinued
    operation                             17,925                            -
                                       ----------                  ----------
    Income (loss) from discontinued
    operations                            17,945                          456
                                        ----------                    ----------
    Net Loss                    $         (9,096)            $       (44,827)
                                      ============                 ============

    Earning (loss) per share - basic
    & diluted
    Continuing operations       $          (0.51)            $         (0.87)
    Discontinued operations                  0.34                        0.01
                                       ----------                  ----------
                                $          (0.17)            $         (0.86)
                                      ============                 ============

Weighted average number of common
   shares outstanding - basic and
   diluted                                 53,146                       52,222
                                      ============                 ============

The condensed, consolidated Balance Sheets for the Company as of January 31, 2008, and January 31, 2007, appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of U.S. dollars


Assets                            January 31, 2008             January 31, 2008
                                 ==================           ==================
                                    (unaudited)                   (unaudited)


Current Assets:

    Cash and cash equivalents   $         36,641             $         47,504
    Accounts receivable, net                 182                          170
    Escrow, Prepaid expenses and other     4,002                        1,022
    Assets held for sale                       -                        6,281
                                       ----------                  ----------
             Total current assets         40,825                       54,977


Equipment and leasehold improvements, net  4,913                        3,714
    Other assets                             629                          590
                                       ----------                  ----------
             Total assets       $         46,367             $         59,281
                                      ============                 ============


Liabilities and Shareholders' Equity
Current Liabilities:


    Accounts payable            $            699             $          1,796
    Accrued expenses                       2,282                        2,232
    Deferred revenues                        651                          725
    Liabilities held for sale                  -                        3,431
                                       ----------                  ----------
             Total Liabilities             3,632                        8,184


Shareholder's Equity                      42,735                       51,097

  Total liabilities and shareholders'
  equity                        $         46,367              $         59,281
                                        ==========                    ==========

About Convera(R)
Convera is the leading provider of vertical search services for publishers. Convera enables publishers to generate additional revenue by creating customized search applications for specialist audiences under their own brand.

Convera vertical search applications can combine publisher proprietary content with an editorially vetted best of the Web for specific professional audiences, providing an authoritative and comprehensive search experience. Many of the world's largest publishers are working with Convera to accelerate their e-publishing strategies, meet growing online revenue goals and build loyal online professional communities.

                                ###

This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's reports to the Securities and Exchange Commission. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the SEC. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. Convera(R) and the Convera design logo are trademarks of Convera in the United States and other countries.